EX-99.h(9)

May ___, 2002

[Name]
[Title]
[Company Name]
 [address]


Dear:

         This letter is being executed in connection with arrangements between Jackson National Life Distributors, Inc. ("Distributor") and ___________________(the "Subadviser") in connection with financial assistance the Subadviser has agreed to provide to Distributor with respect to the distribution of variable insurance contracts (the "Contracts") the premiums under which may be allocated to investments in certain series of JNL Series Trust (collectively, the "Funds") of which the Subadviser is investment subadviser and the Distributor is the principal underwriter, and the servicing of holders of the Contracts. More particularly, this letter relates to the Subadviser's agreement to compensate the Distributor for certain of its services in connection with the servicing of Contract holders and the promotion, marketing, and distribution of the Contracts (the " Servicing and Marketing Allowance").

     1. The Subadviser agrees to pay the Service and Marketing Allowance to the Distributor as set forth in this agreement; provided, however, that the Subadviser's obligation to pay the Service and Marketing Allowance with respect to each Fund shall be conditioned upon the Subadviser continuing to serve as the investment subadviser to such Fund pursuant to the terms and conditions set forth in the Sub-Advisory Agreement (the "Sub-Advisory Agreement") between
          Distributor's affiliate, Jackson National Asset Management, LLC and the Subadviser dated ___________. In the event that the Subadviser does not continue to serve as the investment subadviser with respect to an individual Fund, the Subadviser's obligation to pay the Service and Marketing Allowance hereunder with respect to such Fund shall end coincident with the termination of the Sub-Advisory Agreement as to such Fund.

     2. The Service Marketing Allowance will be an annual rate equal to ___basis points of the total combined assets of all Funds of which the Subadviser is investment subadviser pursuant to the Sub-Advisory Agreement. The annual rate will be reviewed annually.

     3. The Service and Marketing Allowance with respect to the Funds will be calculated on the last day of each calendar quarter, and paid in the first month following that quarter. In the event that _______discontinues serving as the sub-adviser to any of the Funds, the Distributor will be paid a pro-rated amount which will be calculated on the day after the Subadviser ceases to act as investment Subadviser.

     4. For and in consideration of the Subadviser's agreement herein to pay the Service and Marketing Allowance, Distributor agrees to continue to promote the sale of Contracts the proceeds of which may be invested in the Funds, and to continue to respond to inquiries of current and prospective Contract holders regarding investments in the Funds under their Contracts, including inquiries regarding the Subadviser's investment performance record with respect to the Funds, the Subadviser's investment philosophy and security selection criteria employed in managing the assets of the Funds, and similar matters. Subadviser acknowledges and agrees that the Service and Marketing Allowance payable by the Subadviser to the Distributor inures to the benefit of the Subadviser, through the sale of Contracts and the allocation by Contract holders of their premiums to investments in the Funds, as well as inures to the benefit of the Distributor and the contract holders.

     5. Distributor represents and warrants that Distributor's receipt of the Service and Marketing Allowance does not violate the NASD rules regarding cash and noncash compensation as set forth in NASD Conduct Rules 2820 and 2830, federal securities laws (including, without limitation, Rule 10b-10 of the Securities Exchange Act of 1934), the Employee Retirement Income Securities Act of 1974 ("ERISA"), or any other applicable law, and that Distributor's receipt of the Service and Marketing Allowance will be disclosed in the Fund's prospectus or Statement of Additional Information or the prospectus or Statement of Additional Information of any Contract of which the Funds are underlying investments if required by NASD rules and other applicable law and as otherwise required by applicable law. Sub-Adviser consents to such prospectus or Statement of Additional Information disclosure of the material terms of this letter agreement (provided such disclosure does not specifically refer to the Subadviser unless required by applicable law) and acknowledges and agrees that a redacted form of this letter agreement (redacting any indications that the agreement is with the Subadviser) may be filed as an exhibit to the registration statement of JNL Series Trust or the registration statement of any Contract of which the Funds are underlying investments. Distributor agrees to indemnify and hold harmless Subadviser and its directors, officers, and employees from any and all loss, liability and expense resulting from the inaccuracy or breach of any representation of Distributor made in this letter agreement, or from a breach by Distributor of a material provision of this letter agreement. The Distributor will keep the payment of the Servicing and Marketing Allowance by the Subadviser confidential except for such disclosure required by applicable law.

     6. This agreement may be terminated by any party upon 90 days' notice to the other parties. Upon termination, the Distributor will be paid a pro-rated Service and Marketing Allowance, which will be as calculated on the day after the termination of this agreement and will be paid no later than one month after termination. This agreement may be terminated immediately by either party if it determines that the payment or receipt of the Market Allowance is in violation of applicable law. No provision of this agreement may be amended except by a written agreement properly authorized and executed by all parties. This agreement does not modify or supercede any terms of the Sub-Advisory Agreement.





                                      JACKSON NATIONAL LIFE DISTRIBUTORS, INC.


                                      By: _______________________________

                                      Name:______________________________

                                      Title:_____________________________

Acknowledged and Agreed:

[Sub-Adviser]

By:______________________________

Name:____________________________

Title:___________________________